Exhibit 99.2

Source:  Catalyst Lighting Group / Phototron Holdings

Catalyst Lighting Group, Inc. Announces Completion of Merger, Name Change to Phototron Holdings, Inc., and Symbol Change to PHOT

Woodland Hills, CA--(03/09/11) – Catalyst Lighting Group, Inc., (OTCQB: CYSU) (OTCBB: CYSU) announced that as a result of the completion of the previously announced reverse merger transaction with Phototron, Inc. (“Phototron”), Phototron became a wholly-owned subsidiary of Catalyst Lighting Group (the “Company”), which has changed its name to Phototron Holdings, Inc. (OTCQB: PHOT) (OTCBB: PHOT) and changed its symbol from CYSU to PHOT effective immediately. The business operations of Phototron will comprise the Company’s principal business operations going forward.

As a result of the completion of the merger, Craig Ellins has become the Company’s Executive Chairman, Brian B. Sagheb has become the Company’s Chief Executive Officer, Chief Financial Officer and Secretary, and Todd Denkin has become the Company’s President.  Those individuals previously held the same positions at Phototron.

Phototron aims to take advantage of the number one hobby in the United States – gardening, and the fastest growing segment in the gardening business – hydroponic gardening.  Hydroponic gardening is a method of growing plants using mineral nutrient solutions, in water, without soil and pesticides.  When the required mineral nutrients are introduced into a plant’s water supply, soil is no longer required for the plant to thrive.  Almost any herb, vegetable, flower, fruit or terrestrial plant will grow with hydroponics.  Hydroponics is also a standard technique in biology research and teaching. The demographics of today’s food gardening households include a broad cross-section of the U.S. population.  There are few other activities where virtually every demographic group is so well represented, no matter what their age, education, income, marital status, household size, gender, or regional location.

Phototron designs and manufactures indoor mini-greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  Phototron’s products, consisting of 21” x 39” units and 21” x 51” units (collectively, “Phototrons”), provide between 18,900 and 36,000 lumens of light.  Phototrons allow users to precisely control what a plant receives, grow crops densely, avoid using pesticides, increase yields and automatically water plants.

Phototron currently has a customer base exceeding 50,000 people with a continuity program that represents 50% of its revenue, including nutrients and replacement parts for its units.  Moving forward, Phototron plans to expand its sales using a network of independent distributors that will:

•	Create an ever growing and consuming sales funnel that delivers a financially motivated, person-to-person, grass roots sales force;
•	Allow distributors to purchase and resell Phototrons and supplies;
•	Promote sales to existing in-door and out-door gardeners;
•	Create greater brand awareness nationwide in a short period of time;
•	Eliminate the need for an in-house sales staff;
•	Create thousands of product evangelists and hydroponic consultants; and
•	Increase monthly re-orders and after market part sales.

The closing of the merger contemplated under the Agreement and Plan of Merger dated February 14, 2011, among the Company, PHI Merger Corporation and Phototron (the “Merger”) occurred on March 9, 2011.  At the closing, Phototron became the Company’s wholly-owned subsidiary, all of Phototron’s shares and options outstanding prior to the merger were exchanged (or assumed, in the case of options) for comparable securities of the Company, and 95% of the Company’s fully-diluted shares were owned by Phototron’s former shareholders and option holders.  At the closing, the Company issued to Phototron’s former shareholders, in exchange for the 1,666,666 shares of Phototron’s common stock outstanding prior to the merger, 130,621,421 shares of the Company’s common stock, and reserved for issuance to Phototron’s former option holders, in exchange for the 433,333 shares of Phototron’s common stock underlying outstanding Phototron options, 33,961,558 shares of the Company’s common stock.

In connection with the consummation of the merger, on March 11, 2011 the Company will pay and issue to holders of record of the Company’s common stock as of February 28, 2011, the previously announced per share dividend of (i) $0.05772 in cash and (ii) one (1) share of common stock.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the payment of dividends, marketing and distribution plans, development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company’s ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Leon Hamerling
Investor Media Group
(877) 725-2500

Company Contact:
Phototron Holdings, Inc.
Brian Sagheb
Chief Executive Officer
(818) 992-0200